As filed with the Securities and Exchange Commission on October 24, 2012

Registration No. 333-183112

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 5 to

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

THE WHITEWAVE FOODS COMPANY

(Exact name of registrant as specified in its charter)

Delaware	2026	46-0631061
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

2711 North Haskell Ave., Suite 3400

Dallas, TX 75204

(214) 303-3400

(Address, including zip code, and telephone number,

including area code, of registrant’s principal executive offices)

Gregg L. Engles

Chief Executive Officer

The WhiteWave Foods Company

2711 North Haskell Ave., Suite 3400

Dallas, TX 75204

(214) 303-3400

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Erika L. Robinson Justin L. Ochs Wilmer Cutler Pickering Hale and Dorr LLP 1875 Pennsylvania Avenue NW Washington, DC 20006 (202) 663-6000	William V. Fogg Cravath, Swaine & Moore LLP Worldwide Plaza 825 Eighth Avenue New York, NY 10019 (212) 474-1131

Approximate date of commencement of proposed sale to public: As soon as practicable after this Registration Statement is declared effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☐
(Do not check if a smaller reporting company)

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

This Amendment No. 5 to the Registrant’s Registration Statement on Form S-1 (File No. 333-183112) is being filed for the purpose of filing exhibits. No changes or additions are being made to the prospectus that forms a part of the Registration Statement.

Part II

Information Not Required In Prospectus

Item 13.	Other Expenses of Issuance and Distribution.

The following table sets forth the expenses to be incurred in connection with the offering described in this Registration Statement, other than underwriting discount, all of which will be paid by Dean Foods. All amounts are estimates except the SEC registration fee and the Financial Industry Regulatory Authority, Inc. filing fee.

Amount
SEC registration fee	$50,196
Financial Industry Regulatory Authority, Inc. filing fee	52,250
NYSE listing fee	250,000
Accountants’ fees and expenses	8,500,000
Legal fees and expenses	4,300,000
Blue Sky fees and expenses	15,000
Transfer Agent’s fees and expenses	15,000
Printing and engraving expenses	600,000
Miscellaneous	717,554

Total Expenses	$14,500,000

Item 14.	Indemnification of Directors and Officers.

Section 102 of the Delaware General Corporation Law permits a corporation to eliminate the personal liability of its directors or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director breached his or her duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit.

Section 145 of the Delaware General Corporation Law provides that a corporation has the power to indemnify a director, officer, employee or agent of the corporation and certain other persons serving at the request of the corporation in related capacities against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlements actually and reasonably incurred by the person in connection with an action, suit or proceeding to which he or she is or is threatened to be made a party by reason of such position, if such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful, except that, in the case of actions brought by or in the right of the corporation, indemnification can only be given for expenses and no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or other adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnify for such expenses which the Court of Chancery or such other court shall deem proper.

The Company’s amended and restated certificate of incorporation and bylaws authorize the indemnification of officers and directors of the Registrant consistent with Section 145 of the Delaware General Corporation Law, and the Company intends to enter into indemnification agreements with its directors and executive officers.

Item 15.	Recent Sales of Unregistered Securities.

Registrant has not sold any securities, registered or otherwise, within the past three years, except for the shares of common stock issued upon formation to Registrant’s sole stockholder, Dean Foods Company.

II-1

Item 16.	Exhibits and Financial Statement Schedules.

The exhibits to the registration statement are listed in the Exhibit Index attached hereto and incorporated by reference herein.

Item 17.	Undertakings.

(a) The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

(b) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(c) The undersigned registrant hereby undertakes that:

(1)	For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)	For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

II-2

Signatures

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Amendment No. 5 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas, on this 24th day of October, 2012.

THE WHITEWAVE FOODS COMPANY

By:	/s/ Gregg L. Engles
Gregg L. Engles
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 5 to the Registration Statement has been signed by the following persons in the capacities held on the dates indicated.

Signature	Title	Date
/s/ Gregg L. Engles Gregg L. Engles	Chairman and Chief Executive Officer (Principal Executive Officer)	October 24, 2012
/s/ Kelly J. Haecker Kelly J. Haecker	Chief Financial Officer (Principal Financial and Accounting Officer)	October 24, 2012
/s/ * Stephen L. Green	Director	October 24, 2012
/s/ * Joseph S. Hardin, Jr.	Director	October 24, 2012
/s/ * Doreen A. Wright	Director	October 24, 2012

*By:	/s/ Kelly J. Haecker
Kelly J. Haecker, Attorney-in-Fact

Exhibit Index

Exhibit Number	Description of Exhibit

1.1*	Form of Underwriting Agreement

3.1*	Certificate of Incorporation of the Registrant

3.2*	By-laws of the Registrant

3.3*	Form of Certificate of Incorporation of the Registrant (to be effective prior to the completion of this offering)

3.4*	Form of By-laws of the Registrant (to be effective prior to the completion of this offering)

4.1*	Specimen Stock Certificate evidencing the shares of Class A common stock

5.1*	Opinion of Wilmer Cutler Pickering Hale and Dorr LLP

10.1*	Form of Separation and Distribution Agreement

10.2*	Form of Transition Services Agreement

10.3*	Form of Tax Matters Agreement

10.4*	Form of Employee Matters Agreement

10.5*	Form of Registration Rights Agreement

10.6*†	Co-Packing Agreement, dated August 2, 2012, by and between WWF Operating Company, Suiza Dairy Group, LLC and Dean Dairy Holdings, LLC, as amended

10.7†	Co-Packing Agreement, dated August 1, 2012, by and between WWF Operating Company and Morningstar Foods, LLC, as amended

10.8*†	Transitional Sales Agreement, dated August 1, 2012, by and between WWF Operating Company and Morningstar Foods, LLC

10.9*	LAND O’ LAKES Transitional Sales Agreement, dated August 1, 2012, by and between WWF Operating Company and Morningstar Foods, LLC

10.10*†	Product Sales and Distribution Agreement, dated August 1, 2012, by and between WWF Operating Company, Suiza Dairy Group, LLC and Dean Dairy Holdings, LLC

10.11*	Summary of Terms of Employment Agreement (translated from Dutch) between Alpro Comm. Venn. op aandelen and Bernard Deryckere, dated April 13, 2001

10.12*	Amendment to Employee Agreement (translated from Dutch) between Alpro Comm. Venn. op aandelen and Bernard Deryckere, dated February 4, 2011

10.13*	Form of Employment Agreement between Dean Foods Company, The WhiteWave Foods Company and Gregg L. Engles, Edward F. Fugger and Thomas N. Zanetich

10.14*	Form of Employment Agreement between Dean Foods Company, The WhiteWave Foods Company and Kelly J. Haecker, Blaine E. McPeak and Roger E. Theodoredis

10.15*	Form of Amended and Restated Change in Control Agreement between Dean Foods Company and Gregg L. Engles, Blaine E. McPeak and Thomas N. Zanetich

10.16*	Form of Amended and Restated Change in Control Agreement between Dean Foods Company and Edward F. Fugger

10.17*	Form of Amended and Restated Change in Control Agreement between WWF Operating Company (f/k/a WhiteWave Foods Company) and Kelly J. Haecker and Roger E. Theodoredis

10.18*	Form of Indemnification Agreement

Exhibit Number	Description of Exhibit

10.19*	Form of Amendment to Amended and Restated Change in Control Agreement between Dean Foods Company and Gregg L. Engles, Edward F. Fugger, Blaine E. McPeak and Thomas N. Zanetich

10.20*	Form of Amendment to Amended and Restated Change in Control Agreement between Dean Foods Company and Kelly J. Haecker and Roger E. Theodoredis

10.21*	2012 Stock Incentive Plan

10.22*	Form of Non-Qualified Stock Option Agreement

10.23*	Form of Restricted Stock Unit Award Agreement

10.24*	Form of Non-Qualified Stock Option Agreement for executive officers

10.25*	Form of Restricted Stock Unit Award Agreement for executive officers

10.26*	Form of Phantom Shares Award Agreement

10.27*	Form of Cash Award Agreement

10.28*	Form of Director’s Non-Qualified Stock Option Agreement

10.29*	Form of Director’s Restricted Stock Unit Award Agreement

10.30*	Cream Supply Agreement, dated August 1, 2012, by and between WWF Operating Company, Suiza Dairy Group, LLC and Dean Dairy Holdings, LLC.

10.31*	Amendment to Commercial Agreement by and between WWF Operating Company and Morningstar Foods, LLC, as amended

10.32*	Amendment to Commercial Agreement by and between WWF Operating Company, Suiza Dairy Group, LLC and Dean Dairy Holdings, LLC, as amended

10.33*

Credit Agreement, dated as of October 12, 2012, among The WhiteWave Foods Company, the subsidiary guarantors identified therein, Bank of America, N.A., as administrative agent, JPMorgan Chase Bank, N.A., as syndication agent, and the other lenders party thereto

10.34*	Director Compensation Policy

10.35*	Form of Stock Appreciation Right Agreement

10.36*	Form of Cash-Settled RSU Agreement

21.1*	Subsidiaries of the Registrant

23.1*	Consent of Deloitte & Touche LLP

23.2*	Consent of Deloitte & Touche LLP

23.3*	Consent of Wilmer Cutler Pickering Hale and Dorr LLP (included in Exhibit 5.1)

23.4*	Consent of SymphonyIRI Group, Inc.

24.1*	Power of Attorney (included on signature page)

24.2*	Power of Attorney of Joseph S. Hardin, Jr.

*	Previously filed
**	To be filed by amendment.
†	Confidential treatment requested as to portions of the exhibit. Confidential materials omitted and filed separately with the Securities and Exchange Commission.